UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2017

PennyMac Mortgage Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	001-34416	27-0186273
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On August 18, 2017, PennyMac Mortgage Investment Trust (the “Company”), through its wholly-owned subsidiary, PennyMac Corp. (“PMC”), entered into a Master Repurchase Agreement by and among Deutsche Bank AG, Cayman Islands Branch (“Deutsche Bank”) and PMC (the “Repurchase Agreement”), pursuant to which PMC may sell to Deutsche Bank, and later repurchase, newly originated mortgage loans in an aggregate principal amount of up to $500 million. The Repurchase Agreement is set to expire on August 18, 2019, unless terminated earlier in accordance with its terms. The obligations of PMC under the Repurchase Agreement are fully guaranteed by the Company and the mortgage loans are serviced by PennyMac Loan Services, LLC, a subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI), pursuant to the terms of the Repurchase Agreement.

The Repurchase Agreement will be used by PMC to fund newly originated mortgage loans that it purchases from correspondent sellers and holds pending sale and/or securitization. Under the Repurchase Agreement, the principal amount paid by Deutsche Bank for each eligible mortgage loan is based on a percentage of the least of (i) the market value, as determined by Deutsche Bank in its sole discretion; (ii) the unpaid principal balance; or (iii) the takeout price of such mortgage loan. Upon the repurchase of a mortgage loan, PMC is required to repay Deutsche Bank the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase. PMC also may be entitled to receive from Deutsche Bank a per loan credit for eligible mortgage loans that possess certain consumer relief characteristics.

The Repurchase Agreement requires the Company and PMC to make certain representations and warranties and to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth at all times greater than or equal to $860 million for the Company and $150 million for PMC; (ii) a minimum in unrestricted cash, as of the end of each calendar month, greater than or equal to $40 million for the Company, on a consolidated basis, and $10 million for PMC; (iii) a ratio of total indebtedness to tangible net worth at all times not to exceed 5:1 for the Company and 10:1 for PMC; and (iv) profitability at the Company of no less than $1.00 for at least one of the two most recent calendar quarters.

The Repurchase Agreement also contains margin call provisions that provide Deutsche Bank with certain rights where there has been a decline in the market value of the purchased mortgage loans. Under these circumstances, Deutsche Bank may require PMC to transfer cash and/or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

In addition, the Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, servicer termination events, guarantor defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for these types of transactions and include the acceleration of the principal amount outstanding under the Repurchase Agreement and the liquidation by Deutsche Bank of the mortgage loans then subject to the Repurchase Agreement.

The Company, through PMC, is required to pay Deutsche Bank certain administrative costs and expenses in connection with the structuring of the Repurchase Agreement.

The foregoing descriptions of the Repurchase Agreement and the related guaranty by the Company do not purport to be complete and are qualified in their entirety by reference to the full text of the Master Repurchase Agreement and the Guaranty, which have been filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of August 18, 2017, among PennyMac Corp. and Deutsche Bank AG, Cayman Islands Branch
10.2	Guaranty, dated as of August 18, 2017, by PennyMac Mortgage Investment Trust in favor of Deutsche Bank AG, Cayman Islands Branch

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: August 24, 2017	/s/ Andrew S. Chang
Andrew S. Chang Senior Managing Director and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of August 18, 2017, among PennyMac Corp. and Deutsche Bank AG, Cayman Islands Branch
10.2	Guaranty, dated as of August 18, 2017, by PennyMac Mortgage Investment Trust in favor of Deutsche Bank AG, Cayman Islands Branch